Filed pursuant to Rule 424(b)(3) of the Rules
and Regulations Under the Securities Act of 1933.
Registration Nos. 333-70060 and
333-70060-01 through 333-70060-22

PROSPECTUS SUPPLEMENT NO. 2

$492,400,000

BEST BUY CO., INC.
Convertible Debentures due June 27, 2021
Convertible into
Common Stock
Guaranteed as to Payment of Principal and Interest
By Certain Subsidiaries of Best Buy Co., Inc.

    This prospectus supplement supplements the prospectus dated October 9, 2001 of Best Buy Co., Inc. and its Restricted Subsidiaries, as supplemented October 19, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $492,400,000 aggregate principal amount at maturity of the debentures and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus and prospectus supplement no. 1, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus, as supplemented. Capitalized terms used in this prospectus supplement have the meanings specified in the prospectus.

    The table in the "Selling Securityholders" section of the prospectus, as supplemented, is hereby further supplemented to add the entities named below as selling securityholders:

Name	Aggregate Principal Amount at Maturity of Debentures Owned before Offering	Aggregate Principal Amount at Maturity of Debentures that may be Sold	Percentage of Debentures that may be Sold	Number of Shares of Common Stock that may be Sold	Percentage of Shares of Common Stock that may be Sold (1)
Bank Austria Cayman Islands LTD	$11,700,000	$11,700,000	2.4%	92,095	*
Canyon Capital Arbitrage Master Fund	4,000,000	4,000,000	*	31,485	*
Canyon MAC 18 LTD (RMF)	1,400,000	1,400,000	*	11,019	*
Canyon Value Realization Fund (Cayman), Ltd.	9,600,000	9,600,000	1.9%	75,565	*
Canyon Value Realization Fund, L.P.	5,000,000	5,000,000	1.0%	39,357	*
Ramius Capital Group	750,000	750,000	*	5,903	*
RAM Trading Ltd	2,500,000	2,500,000	*	19,678	*
RCG Halifax Master Fund, LTD	350,000	350,000	*	2,754	*
RCG Latitude Master Fund LTD.	2,650,000	2,650,000	*	20,859	*
RCG Multi Strategy LP	550,000	550,000	*	4,329	*
Unknown (2)	24,319,000	24,319,000	4.9%	191,424	*

*
Less than 1.0%

(1)
Based on 210,859,510 shares of common stock outstanding as of September 1, 2001.

(2)
The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because some of these debentures are currently evidenced by a global note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

    Investing in the debentures and our common stock involves risks. See "Risks Related to the Debentures" on page 11 of the prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 9, 2001.